Exhibit 17(g)

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Schedule of investments (unaudited)

April 30, 2010

Legg Mason ClearBridge Dividend Strategy Fund

Security	Shares	Value
Common Stocks — 96.3%
Consumer Discretionary — 7.6%
Hotels, Restaurants & Leisure — 1.5%
McDonald’s Corp.	405,500	$28,624,245

Household Durables — 0.6%
Leggett & Platt Inc.	419,080	10,280,032

Leisure Equipment & Products — 0.4%
Mattel Inc.	309,170	7,126,368

Media — 2.4%
Comcast Corp., Special Class A Shares	649,770	12,248,165
Reed Elsevier PLC	924,180	7,279,031	(a)
Time Warner Inc.	775,000	25,637,000

Total Media		45,164,196

Specialty Retail — 2.6%
Gap Inc.	462,690	11,442,324
Home Depot Inc.	1,049,200	36,984,300

Total Specialty Retail		48,426,624

Textiles, Apparel & Luxury Goods — 0.1%
V.F. Corp.	30,000	2,592,600

Total Consumer Discretionary		142,214,065

Consumer Staples — 14.7%
Beverages — 1.9%
Coca-Cola Co.	400,000	21,380,000
PepsiCo Inc.	220,000	14,348,400

Total Beverages		35,728,400

Food & Staples Retailing — 3.0%
Safeway Inc.	1,189,000	28,060,400
Wal-Mart Stores Inc.	546,700	29,330,455

Total Food & Staples Retailing		57,390,855

Food Products — 5.2%
General Mills Inc.	306,000	21,781,080
H.J. Heinz Co.	740,000	34,683,800
Kraft Foods Inc., Class A Shares	533,000	15,776,800
Unilever PLC, ADR	853,010	25,675,601

Total Food Products		97,917,281

Household Products — 4.6%
Colgate-Palmolive Co.	200,000	16,820,000
Kimberly-Clark Corp.	318,000	19,480,680
Procter & Gamble Co.	794,720	49,399,795

Total Household Products		85,700,475

Total Consumer Staples		276,737,011

Energy — 11.8%
Energy Equipment & Services — 2.5%
Baker Hughes Inc.	267,210	13,296,370
Diamond Offshore Drilling Inc.	90,000	7,119,000
Halliburton Co.	307,490	9,424,568
Schlumberger Ltd.	252,560	18,037,835

Total Energy Equipment & Services		47,877,773

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

April 30, 2010

Legg Mason ClearBridge Dividend Strategy Fund

Security	Shares	Value
Oil, Gas & Consumable Fuels — 9.3%
BP PLC, ADR	354,000	$18,461,100
Chevron Corp.	386,439	31,471,592
ConocoPhillips	174,320	10,318,001
Exxon Mobil Corp.	892,959	60,587,268
Southern Union Co.	1,000,000	26,130,000
Spectra Energy Corp.	570,000	13,303,800
Total SA, ADR	275,000	14,954,500

Total Oil, Gas & Consumable Fuels		175,226,261

Total Energy		223,104,034

Financials — 14.5%
Capital Markets — 2.4%
Charles Schwab Corp.	537,000	10,358,730
Franklin Resources Inc.	112,240	12,979,434
Morgan Stanley	702,650	21,234,083

Total Capital Markets		44,572,247

Commercial Banks — 0.5%
KeyCorp	1,151,390	10,385,538

Diversified Financial Services — 3.8%
Bank of America Corp.	1,550,330	27,642,384
JPMorgan Chase & Co.	1,016,577	43,285,848

Total Diversified Financial Services		70,928,232

Insurance — 3.7%
Allied World Assurance Holdings Ltd.	194,900	8,491,793
Chubb Corp.	474,974	25,111,876
Fidelity National Financial Inc., Class A Shares	145,385	2,206,944
Travelers Cos. Inc.	650,000	32,981,000

Total Insurance		68,791,613

Real Estate Investment Trusts (REITs) — 4.1%
Annaly Capital Management Inc.	1,695,680	28,741,776
AvalonBay Communities Inc.	123,480	12,846,859
Boston Properties Inc.	143,000	11,276,980
Chimera Investment Corp.	2,350,000	9,564,500
LaSalle Hotel Properties	182,390	4,805,976
Simon Property Group Inc.	114,030	10,150,951

Total Real Estate Investment Trusts (REITs)		77,387,042

Total Financials		272,064,672

Health Care — 10.1%
Health Care Equipment & Supplies — 1.4%
Baxter International Inc.	341,612	16,130,919
Medtronic Inc.	230,000	10,048,700

Total Health Care Equipment & Supplies		26,179,619

Pharmaceuticals — 8.7%
Abbott Laboratories	365,000	18,673,400
Bristol-Myers Squibb Co.	670,000	16,944,300
GlaxoSmithKline PLC, ADR	294,520	10,982,651
Johnson & Johnson	835,897	53,748,177
Merck & Co. Inc.	832,786	29,180,821

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Legg Mason Clearbridge Dividend Strategy Fund

Security	Shares	Value
Pharmaceuticals — continued
Novartis AG, ADR	529,180	$26,908,803
Roche Holding AG, ADR	189,540	7,467,876

Total Pharmaceuticals		163,906,028

Total Health Care		190,085,647

Industrials — 14.4%
Aerospace & Defense — 4.7%
Boeing Co.	70,040	5,072,997
Honeywell International Inc.	782,742	37,156,763
Lockheed Martin Corp.	91,000	7,724,990
Northrop Grumman Corp.	289,120	19,611,010
Raytheon Co.	325,000	18,947,500

Total Aerospace & Defense		88,513,260

Air Freight & Logistics — 0.5%
United Parcel Service Inc., Class B Shares	125,000	8,642,500

Commercial Services & Supplies — 1.8%
Waste Management Inc.	985,000	34,159,800

Electrical Equipment — 1.5%
Emerson Electric Co.	548,784	28,662,988

Industrial Conglomerates — 3.8%
3M Co.	160,000	14,187,200
General Electric Co.	850,000	16,031,000
McDermott International Inc.	866,270	23,744,461	*
Tyco International Ltd.	198,000	7,680,420
United Technologies Corp.	145,000	10,867,750

Total Industrial Conglomerates		72,510,831

Machinery — 2.1%
Deere & Co.	302,630	18,103,326
Dover Corp.	206,550	10,786,041
Parker Hannifin Corp.	149,810	10,363,856

Total Machinery		39,253,223

Total Industrials		271,742,602

Information Technology — 13.1%
Communications Equipment — 1.3%
QUALCOMM Inc.	175,000	6,779,500
Telefonaktiebolaget LM Ericsson, ADR	1,611,490	18,532,135

Total Communications Equipment		25,311,635

IT Services — 2.5%
Automatic Data Processing Inc.	550,000	23,848,000
International Business Machines Corp.	175,000	22,575,000

Total IT Services		46,423,000

Semiconductors & Semiconductor Equipment — 6.3%
Applied Materials Inc.	1,663,190	22,918,758
Intel Corp.	925,000	21,117,750
Linear Technology Corp.	745,290	22,403,417
Microchip Technology Inc.	1,032,970	30,173,054
Texas Instruments Inc.	855,470	22,250,775

Total Semiconductors & Semiconductor Equipment		118,863,754

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

April 30, 2010

Legg Mason Clearbridge Dividend Strategy Fund

Security			Shares	Value
Software — 3.0%
Microsoft Corp.			1,844,825	$56,340,956

Total Information Technology				246,939,345

Materials — 4.5%
Chemicals — 2.1%
Air Products & Chemicals Inc.			100,000	7,678,000
E.I. du Pont de Nemours & Co.			400,000	15,936,000
PPG Industries Inc.			226,240	15,920,509

Total Chemicals				39,534,509

Metals & Mining — 1.6%
BHP Billiton Ltd., ADR			109,920	8,001,077
Nucor Corp.			179,140	8,118,625
United States Steel Corp.			276,170	15,095,452

Total Metals & Mining				31,215,154

Paper & Forest Products — 0.8%
Weyerhaeuser Co.			300,731	14,892,199

Total Materials				85,641,862

Telecommunication Services — 4.4%
Diversified Telecommunication Services — 2.8%
AT&T Inc.			1,360,990	35,467,399
Verizon Communications Inc.			370,000	10,689,300
Windstream Corp.			635,000	7,016,750

Total Diversified Telecommunication Services				53,173,449

Wireless Telecommunication Services — 1.6%
Vodafone Group PLC, ADR			1,325,888	29,434,714

Total Telecommunication Services				82,608,163

Utilities — 1.2%
Electric Utilities — 0.8%
American Electric Power Co. Inc.			34,140	1,171,002
Exelon Corp.			104,000	4,533,360
FPL Group Inc.			175,000	9,108,750

Total Electric Utilities				14,813,112

Multi-Utilities — 0.4%
PG&E Corp.			158,000	6,920,400

Total Utilities				21,733,512

Total Investments Before Short-Term Investment (Cost — $1,468,231,545)				1,812,870,913

	Rate	Maturity Date	Face Amount
Short-Term Investment — 3.4%
Repurchase Agreement — 3.4%
Interest in $450,000,000 joint tri-party repurchase agreement dated 4/30/10 with RBS Securities Inc.; Proceeds at maturity — $64,716,025; (Fully collateralized by various U.S. government obligations, 1.000% to 2.500% due 7/31/11 to 3/31/13; Market value — $66,009,344) (Cost — $64,715,000)	0.190%	5/3/10	$64,715,000	64,715,000

Total Investments — 99.7% (Cost — $1,532,946,545#)				1,877,585,913

Other Assets in Excess of Liabilities — 0.3%				5,283,143

Total Net Assets — 100.0%				$1,882,869,056

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Legg Mason Clearbridge Dividend Strategy Fund

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR — American Depositary Receipt

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Statement of assets and liabilities (unaudited)

April 30, 2010

Assets:
Investments, at value (Cost — $1,532,946,545)	$1,877,585,913
Foreign currency, at value (Cost — $2)	2
Cash	846
Receivable for securities sold	4,379,612
Dividends and interest receivable	3,115,192
Receivable for Fund shares sold	506,163
Prepaid expenses	51,796

Total Assets	1,885,639,524

Liabilities:
Investment management fee payable	896,539
Payable for Fund shares repurchased	807,270
Distribution fees payable	190,896
Trustees’ fees payable	21,679
Accrued expenses	854,084

Total Liabilities	2,770,468

Total Net Assets	$1,882,869,056

Net Assets:
Par value (Note 7)	$1,205
Paid-in capital in excess of par value	1,633,251,032
Undistributed net investment income	1,213,659
Accumulated net realized loss on investments	(96,237,899)
Net unrealized appreciation on investments and foreign currencies	344,641,059

Total Net Assets	$1,882,869,056

Shares Outstanding:
Class 1	82,667,584
Class A	29,620,072
Class B	7,071,580
Class C	905,005
Class I	200,027
Net Asset Value:
Class 1 (and redemption price)	$15.83
Class A (and redemption price)	$15.38
Class B*	$14.34
Class C*	$15.36
Class I (and redemption price)	$15.33
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$16.32

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Statement of operations (unaudited)

For the Six Months Ended April 30, 2010

Investment Income:
Dividends	$29,908,462
Interest	38,957
Less: Foreign taxes withheld	(389,757)

Total Investment Income	29,557,662

Expenses:
Investment management fee (Note 2)	5,729,023
Transfer agent fees (Note 5)	3,248,280
Distribution fees (Notes 2 and 5)	1,112,436
Shareholder reports	141,115
Trustees’ fees	81,902
Legal fees	47,919
Registration fees	34,361
Audit and tax	21,319
Insurance	17,827
Custody fees	17,164
Miscellaneous expenses	11,985

Total Expenses	10,463,331

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(720,065)
Net Expenses	9,743,266

Net Investment Income	19,814,396

Realized and Unrealized Gain on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain From Investment Transactions	21,131,740

Change in Net Unrealized Appreciation/Depreciation From:
Investments	173,307,971
Foreign currencies	1,691
Change in Net Unrealized Appreciation/Depreciation	173,309,662

Net Gain on Investments and Foreign Currency Transactions	194,441,402

Increase in Net Assets From Operations	$214,255,798

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Statements of changes in net assets

For the Six Months Ended April 30, 2010 (unaudited) and the Year Ended October 31, 2009	2010	2009
Operations:
Net investment income	$19,814,396	$41,111,932
Net realized gain (loss)	21,131,740	(84,297,489)
Change in net unrealized appreciation/depreciation	173,309,662	182,400,880

Increase in Net Assets From Operations	214,255,798	139,215,323

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(19,300,026)	(41,548,084)

Decrease in Net Assets from Distributions to Shareholders	(19,300,026)	(41,548,084)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	50,439,194	98,858,732
Reinvestment of distributions	19,275,583	41,446,426
Cost of shares repurchased	(119,385,991)	(242,003,797)

Decrease in Net Assets From Fund Share Transactions	(49,671,214)	(101,698,639)

Increase (Decrease) in Net Assets	145,284,558	(4,031,400)

Net Assets:
Beginning of period	1,737,584,498	1,741,615,898

End of period*	$1,882,869,056	$1,737,584,498

*Includes undistributed net investment income of:	$1,213,659	$699,289

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class 1 Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$14.22	$13.35	$19.71	$18.42	$16.90	$16.89

Income (loss) from operations:
Net investment income	0.18	0.34	0.39	0.37	0.34	0.34
Net realized and unrealized gain (loss)	1.60	0.87	(5.63)	1.94	2.37	0.02

Total income (loss) from operations	1.78	1.21	(5.24)	2.31	2.71	0.36

Less distributions from:
Net investment income	(0.17)	(0.34)	(0.39)	(0.37)	(0.35)	(0.35)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.17)	(0.34)	(1.12)	(1.02)	(1.19)	(0.35)

Net asset value, end of period	$15.83	$14.22	$13.35	$19.71	$18.42	$16.90

Total return[3]	12.54%	9.45%	(27.97)%	13.05%	16.92%	2.12%

Net assets, end of period (millions)	$1,309	$1,225	$1,268	$2,025	$2,032	$2,036

Ratios to average net assets:
Gross expenses	0.92%[4]	0.98%	0.86%	0.86%[5]	0.88%	0.94%
Net expenses	0.92 [4,6]	0.97 [6,7]	0.86 [6]	0.86 [5,6,7]	0.85 [7]	0.94
Net investment income	2.31 [4]	2.70	2.33	1.96	2.00	1.99

Portfolio turnover rate	10%	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.85%.

[6]

As the result of an expense limitation agreement, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class 1 shares will not exceed the total net annual operating expenses of Class A shares less the 12b-1 differential of 0.25% until December 31, 2011.

[7]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$13.82	$12.98	$19.19	$17.97	$16.52	$16.47

Income (loss) from operations:
Net investment income	0.15	0.30	0.32	0.29	0.27	0.28
Net realized and unrealized gain (loss)	1.56	0.85	(5.48)	1.89	2.32	0.02

Total income (loss) from operations	1.71	1.15	(5.16)	2.18	2.59	0.30

Less distributions from:
Net investment income	(0.15)	(0.31)	(0.32)	(0.31)	(0.30)	(0.25)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.15)	(0.31)	(1.05)	(0.96)	(1.14)	(0.25)

Net asset value, end of period	$15.38	$13.82	$12.98	$19.19	$17.97	$16.52

Total return[3]	12.37%	9.16%	(28.23)%	12.58%	16.50%	1.82%

Net assets, end of period (millions)	$456	$398	$346	$461	$395	$378

Ratios to average net assets:
Gross expenses	1.52%[4]	1.73%	1.64%	1.36%[5]	1.43%	1.59%
Net expenses[6,7]	1.25 [4]	1.25	1.25	1.20 [5]	1.24	1.25
Net investment income	1.98 [4]	2.40	1.94	1.59	1.62	1.67

Portfolio turnover rate	10%	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.34% and 1.19%, respectively.

[6]	Reflects fee waivers and/or expense reimbursements.
[7]

As the result of an expense limitation agreement, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares will not exceed 1.25% until December 31, 2011.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class B Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$12.89	$12.13	$18.01	$16.92	$15.62	$15.55

Income (loss) from operations:
Net investment income	0.09	0.19	0.19	0.15	0.14	0.15
Net realized and unrealized gain (loss)	1.45	0.79	(5.13)	1.77	2.18	0.02

Total income (loss) from operations	1.54	0.98	(4.94)	1.92	2.32	0.17

Less distributions from:
Net investment income	(0.09)	(0.22)	(0.21)	(0.18)	(0.18)	(0.10)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.09)	(0.22)	(0.94)	(0.83)	(1.02)	(0.10)

Net asset value, end of period	$14.34	$12.89	$12.13	$18.01	$16.92	$15.62

Total return[3]	11.99%	8.32%	(28.78)%	11.76%	15.61%	1.09%

Net assets, end of period (millions)	$101	$102	$120	$221	$250	$264

Ratios to average net assets:
Gross expenses	2.26%[4]	2.31%	2.14%	2.14%[5]	2.23%	2.38%
Net expenses[6,7]	2.00 [4]	2.00	2.00	1.96 [5]	1.96	2.00
Net investment income	1.24 [4]	1.69	1.20	0.87	0.90	0.93

Portfolio turnover rate	10%	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.13% and 1.94%, respectively.

[6]	Reflects fee waivers and/or expense reimbursements.
[7]

As the result of an expense limitation agreement, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 2.00% until December 31, 2011.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$13.79	$12.96	$19.17	$17.95	$16.48	$16.39

Income (loss) from operations:
Net investment income	0.10	0.23	0.25	0.21	0.20	0.18
Net realized and unrealized gain (loss)	1.57	0.84	(5.47)	1.88	2.30	0.04

Total income (loss) from operations	1.67	1.07	(5.22)	2.09	2.50	0.22

Less distributions from:
Net investment income	(0.10)	(0.24)	(0.26)	(0.22)	(0.19)	(0.13)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.10)	(0.24)	(0.99)	(0.87)	(1.03)	(0.13)

Net asset value, end of period	$15.36	$13.79	$12.96	$19.17	$17.95	$16.48

Total return[3]	12.15%	8.55%	(28.55)%	12.07%	15.94%	1.32%

Net assets, end of period (millions)	$14	$10	$7	$12	$11	$12

Ratios to average net assets:
Gross expenses	1.78%[4]	1.78%	1.67%	1.68%[5]	1.73%	1.75%
Net expenses	1.78 [4,6]	1.78 [6,7]	1.67	1.67 [5,7]	1.69 [7]	1.75
Net investment income	1.43 [4]	1.85	1.52	1.13	1.18	1.05

Portfolio turnover rate	10%	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.66%.

[6]

As the result of an expense limitation agreement, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 2.00%.

[7]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2010[2]	2009	2008[3]
Net asset value, beginning of period	$13.77	$12.94	$16.59

Income (loss) from operations:
Net investment income	0.17	0.35	0.25
Net realized and unrealized gain (loss)	1.56	0.85	(3.58)

Total income (loss) from operations	1.73	1.20	(3.33)

Less distributions from:
Net investment income	(0.17)	(0.37)	(0.32)

Total distributions	(0.17)	(0.37)	(0.32)

Net asset value, end of period	$15.33	$13.77	$12.94

Total return[4]	12.60%	9.68%	(20.40)%

Net assets, end of period (millions)	$3	$3	$1

Ratios to average net assets:
Gross expenses	0.91%[5]	0.87%	0.64%[5]
Net expenses	0.91 [5,6]	0.77 [6,7]	0.64 [5]
Net investment income	2.32 [5]	2.83	2.55 [5]

Portfolio turnover rate	10%	27%	31%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period March 5, 2008 (inception date) to October 31, 2008.
[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

As the result of an expense limitation agreement, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.95%.

[7]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason ClearBridge Dividend Strategy Fund (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1—quoted prices in active markets for identical investments

•	Level 2—other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3—significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†:
Consumer discretionary	$134,935,034	$7,279,031	—	$142,214,065
Other common stocks	1,670,656,848	—	—	1,670,656,848
Total common stocks	$1,805,591,882	$7,279,031	—	$1,812,870,913
Short-term investment†	—	64,715,000	—	64,715,000

Total	$1,805,591,882	$71,994,031	—	$1,877,585,913

†	See Schedule of Investments for additional detailed categorizations.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(e) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

(f) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of April 30, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.65%
Next $1 billion	0.60
Next $1 billion	0.55
Next $1 billion	0.50
Over $4 billion	0.45

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation agreement between the Fund and LMPFA, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to the average net assets of Class A and Class B shares will not exceed 1.25% and 2.00%, respectively, until December 31, 2011. The ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class 1 shares will not exceed the total net annual operating expenses of Class A shares less the 12b-1 differential of 0.25%. In addition, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C and Class I shares will not exceed 2.00% and 0.95%, respectively. This expense limitation agreement cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

During the six months ended April 30, 2010, LMPFA waived a portion of its fee and/or reimbursed expenses amounting to $720,065.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended April 30, 2010, LMIS and its affiliates received sales charges of approximately $178,000 on sales of the Fund’s Class A shares. In addition, for the six months ended April 30, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$9,000	$0	*

*	Amount represents less than $1,000

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended April 30, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$173,285,013
Sales	198,906,000

At April 30, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$388,596,833
Gross unrealized depreciation	(43,957,465)

Net unrealized appreciation	$344,639,368

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the six months ended April 30, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan, the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% and 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

For the six months ended April 30, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class 1	—	$1,634,593
Class A	$536,714	1,300,409
Class B	516,465	303,438
Class C	59,257	6,716
Class I	—	3,124

Total	$1,112,436	$3,248,280

For the six months ended April 30, 2010 waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class 1	—
Class A	$588,226
Class B	131,839
Class C	—
Class I	—

Total	$720,065

6. Distributions to shareholders by class

	Six Months Ended April 30, 2010	Year Ended October 31, 2009
Net Investment Income:
Class 1	$14,241,604	$30,771,868
Class A	4,251,789	8,625,066
Class B	692,130	1,917,155
Class C	84,179	173,517
Class I	30,324	60,478

Total	$19,300,026	$41,548,084

7. Shares of beneficial interest

At April 30, 2010, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Six Months Ended April 30, 2010		Year Ended October 31, 2009
	Shares	Amount	Shares	Amount
Class 1
Shares sold	—	—	—	—
Shares issued on reinvestment	920,212	$14,241,614	2,433,945	$30,771,274
Shares repurchased	(4,425,501)	(67,790,334)	(11,241,233)	(139,990,346)

Net decrease	(3,505,289)	$(53,548,720)	(8,807,288)	$(109,219,072)

Class A
Shares sold	2,699,485	$40,206,759	6,632,679	$81,096,945
Shares issued on reinvestment	281,516	4,234,461	693,064	8,539,009
Shares repurchased	(2,166,767)	(32,263,702)	(5,145,899)	(62,946,534)

Net increase	814,234	$12,177,518	2,179,844	$26,689,420

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

	Six Months Ended April 30, 2010		Year Ended October 31, 2009
	Shares	Amount	Shares	Amount
Class B
Shares sold	383,334	$5,314,338	1,069,345	$12,193,989
Shares issued on reinvestment	49,294	690,947	167,385	1,912,543
Shares repurchased	(1,239,154)	(17,237,037)	(3,193,626)	(36,463,309)

Net decrease	(806,526)	$(11,231,752)	(1,956,896)	$(22,356,777)

Class C
Shares sold	269,206	$4,004,278	332,636	$4,052,716
Shares issued on reinvestment	5,351	80,440	13,526	165,640
Shares repurchased	(89,867)	(1,341,322)	(187,340)	(2,284,416)

Net increase	184,690	$2,743,396	158,822	$1,933,940

Class I
Shares sold	61,630	$913,819	123,887	$1,515,082
Shares issued on reinvestment	1,875	28,121	4,693	57,960
Shares repurchased	(51,294)	(753,596)	(26,981)	(319,192)

Net increase	12,211	$188,344	101,599	$1,253,850

8. Capital loss carryforward

As of October 31, 2009, the Fund had a net capital loss carryforward of approximately $101,003,211, of which $29,073,482 expires in 2016 and $71,929,729 expires in 2017. These amounts will be available to offset any future taxable capital gains.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as subtransfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or subtransfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ Boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $18,965, $93,836, $6,839 and $221 for Classes A, B, C and 1, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The

Legg Mason ClearBridge Dividend Strategy Fund 2010 Semi-Annual Report

Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM based on the May 31, 2005 settlement order issued against CGM and SBFM by the SEC. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the adviser for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

The five actions were subsequently consolidated, and a consolidated complaint was filed. On September 26, 2007, the U.S. District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. On February 16, 2010, the U.S. Court of Appeals for the Second Circuit issued its opinion affirming the dismissal, in part, and vacating and remanding, in part. The opinion affirmed the dismissal with prejudice of plaintiffs’ claim pursuant to Section 36(b) of the Investment Company Act but vacated the dismissal of the Section 10(b) securities fraud claim. The case has been remanded to Judge Pauley of the U.S. District Court for the Southern District of New York.